Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Second Quarter Results

•	Second quarter net income of $19 million and pro forma EBITDA of $58 million

•	Transformation Initiative targeting $75 to $90 million cost reduction by 2018 on-track

•	2016 net income expected to be $51 to $57 million

•	2016 pro forma EBITDA outlook raised to $195 to $205 million
JACKSONVILLE, Fla., August 1, 2016 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported second quarter 2016 net income of $19 million, or $0.46 diluted earnings per share compared to a net loss for the second quarter 2015 of $0.3 million, or $(0.01) per share. Pro forma 2015 net income, which primarily excludes the asset impairment charge for the Jesup plant realignment in the second quarter of 2015, was $16 million or $0.39 per share.
Year-to-date 2016 net income was $40 million, or $0.95 diluted earnings per share compared to $10 million, or $0.24 diluted earnings per share for the 2015 comparable period. Year-to-date 2016 pro forma net income was $34 million or $0.82 diluted earnings per share, compared to $26 million, or $0.64 diluted earnings per share. Pro forma results are adjusted for the gain on debt extinguishment in 2016 and, primarily, the previously noted impairment charges in 2015.
“Our continued focus on reducing costs, improving cash flows and investing in our business produced strong second quarter results,” said Paul Boynton, Chairman, President and Chief Executive Officer. “We remain committed to deliver on our Transformation Initiative so we can drive cash flows to reduce debt, enhance our competitive position and deliver value for our stockholders.”
Second Quarter and Year-to-Date Operating Results
Second quarter 2016 net sales were $214 million, a decrease of $7 million, or 3 percent, from $221 million in the prior year comparable quarter. The decrease in sales was primarily driven by 5 percent lower cellulose specialties prices which were slightly offset by higher cellulose specialties sales volumes.
Year-to-date 2016 sales were $431 million compared to $442 million in the prior year, a decrease of $11 million or 2 percent. The decrease in net sales was driven by a 6 percent decrease in cellulose specialties sales prices which were partially offset by increased commodity products sales volumes. Improvements in manufacturing efficiencies achieved in the second half of 2015 have allowed us to increase commodity production. As a result, commodity sales volumes increased 15 percent as compared to the prior year period.
For the second quarter of 2016, operating income was $39 million, $31 million greater than operating income for the second quarter 2015 and $5 million greater than second quarter 2015 pro forma operating income of $34 million. Year-to-date 2016 operating income was $70 million, $37 million greater than 2015 year-to-date operating income and $11 million above year-to-date 2015 pro forma operating income. Prior year pro forma adjustments primarily relate to our second quarter Jesup asset realignment impairment charges of approximately $28 million. The quarter-to-date and year-to date results reflect lower cellulose specialties prices offset by lower chemical, energy, labor and freight costs driven by the Transformation Initiative, as well as favorable market conditions for certain raw material inputs. The year-to-date results also reflect lower costs due to the shift of the Fernandina shutdown from first quarter 2015 to the second half of 2016.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

The Company continues to make progress on its 2016 cost improvement initiatives with approximately $23 million of the $25 to $40 million goal achieved year-to-date, raising confidence in its belief that the upper end of the target range will be achieved.
Interest and Other Expense, Net
Interest expense, net of interest income and other expense, was $17 million year-to-date 2016, $2 million less than prior year as a result of lower outstanding debt, including the benefit of the repurchase of our Senior Notes in the first quarter.
Income Tax Expense
The second quarter 2016 effective tax rate was 36.4 percent, compared to 53.0 percent during the prior year period. The prior year period reflects the increased impact of the benefit of domestic manufacturing tax deduction and state tax credits as a result of lower pre-tax income.
Cash Flows and Liquidity
Since December 31, 2015, we generated operating cash flows of $151 million and adjusted free cash flows of $113 million, allowing us to reduce debt by $55 million to $803 million and increase cash by $65 million to $166 million. We ended the quarter with $402 million of liquidity including $236 million available under our revolving credit facility after taking into account outstanding letters of credit.
Outlook
For 2016, we expect cellulose specialties prices to decline 6 to 7 percent and cellulose specialties sales volumes to decline 4 to 5 percent compared to 2015. Based on contractual commitments for the majority of our acetate volume, 2017 acetate pricing is expected to be approximately 2 percent below 2016. Negotiations for all cellulose specialties grades for 2017 currently uncommitted volumes will continue during the second half of 2016, consistent with past practices, which may impact 2017 prices and/or volumes.
Our cellulose specialties business faced market pressure over the past few years due to suppressed demand, excess capacity and the improved cost position of foreign competitors as a result of weak global currencies relative to the U. S. dollar. Going forward, we expect acetate demand to remain relatively flat and destocking of Chinese tow inventories to continue to impact the market through 2016. In certain other cellulose specialties markets including ethers, tire cord and engine filtration, we have seen signs of improving demand. In our commodity markets for the back half of 2016, we expect the viscose markets to strengthen moderately while the absorbent material markets are expected to start feeling some pressure from incremental capacity.
In response to these market pressures, we began a three-year Transformation Initiative to significantly improve our cost structure and enhance cash flows. The Transformation Initiative is targeting cost savings of $75 to $90 million over the three-year period from 2016 through 2018. As a result of solid traction on our 2016 Transformation Initiative, as well as beneficial raw material prices, we are raising our 2016 guidance. We expect 2016 net income of $51 to $57 million and are raising pro forma EBITDA guidance to $195 to $205 million from $185 to $200 million. We expect 2016 operating cash flows of $190 to $195 million and are raising adjusted free cash flows guidance to $100 to $105 million from $85 to $95 million. Capital expenditures are expected to be $90 million, including a portion of capital for the lignin joint venture.
We remain dedicated to improving cash flows, reducing debt and investing in our business. We generated significant cash flows during the first half of the year. Cash flows in the second half of the year are expected to be materially lower as a result of our forecasted lower annual cellulose specialties volumes which are expected to impact second half results; the execution of our Fernandina plant’s planned extended maintenance outage beginning in September; a $10 million voluntary contribution to our pension plan; and the timing of certain cash flows related to working capital, including the collection of receivables due to timing of year-end shipments.
Boynton concluded, “The Transformation Initiative will continue to be a key focus of our efforts over the next couple of years. The progress we have made on this initiative allows us to also explore opportunities to grow and diversify our business.  This growth will come from accelerating our research and development efforts, investing in our current business and targeting other attractive, complementary areas in which to invest.”

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Conference Call Information
A conference call will be held on Tuesday, August 2, 2016 at 10 a.m. EDT to discuss these results. Presentation materials and access to the live audio webcast will be available at www.rayonieram.com. Investors may listen to the conference call by dialing 877-407-8293, no passcode required.  For international parties, dial 201-689-8349.  A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. EDT on Tuesday, August 16, 2016.  The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13640996.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials' intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company's facilities have the capacity to produce approximately 485,000 tons of cellulose specialties for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted free cash flows, pro forma operating income, pro forma net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules C - E of this earnings release.
We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate, especially with respect to increases in supply and pressures on demand for our products, which impact pricing; our ability to complete our announced cost and debt reduction initiatives and objectives within the planned parameters and achieve the anticipated benefits; our customer concentration, especially with our three largest customers; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to innovate to maintain our competitiveness, grow our business and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, and regulatory conditions.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
June 25, 2016 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended				Six Months Ended
	June 25,	March 26,	June 27,		June 25,	June 27,
	2016	2016	2015		2016	2015
Net Sales
Cellulose specialties	$175	$165	183		$340	$362
Commodity products and other	39	53	38		91	80
Total Net Sales	214	218	221		431	442
Cost of Sales	165	178	176		342	360
Gross Margin	49	40	45		89	82
Selling, general and administrative expenses	9	7	10		17	22
Other operating expense, net	1	1	27	(a)	2	27	(a)
Operating Income	39	32	8		70	33
Interest and other expense, net	9	9	9		17	19
Gain on debt extinguishment	—	9	—		9	—
Income (Loss) Before Income Taxes	30	32	(1)		62	14
Income tax expense (benefit)	11	11	(1)		22	4
Net Income	$19	$21	$—		$40	$10

Earnings Per Share of Common Stock
Basic earnings per share	$0.46	$0.50	$(0.01)		$0.95	$0.24
Diluted earnings per share	$0.46	$0.49	$(0.01)		$0.95	$0.24

Pro forma net income per share (b)	$0.46	$0.36	$0.39		$0.82	$0.64

Shares Used for Determining
Basic EPS	42,229,476	42,205,767	42,192,913		42,217,952	42,189,598
Diluted EPS	42,480,021	42,272,536	42,192,913		42,377,789	42,301,122

(a)
Other operating expense, net for the three and six months ended June 27, 2015 included a $28 million pre-tax, non-cash impairment charge associated with the Company’s strategic asset realignment at its Jesup, Georgia plant.

(b)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
June 25, 2016 (Unaudited)
(millions of dollars)

	June 25, 2016	December 31, 2015
Assets
Cash and cash equivalents	$166	$101
Other current assets	181	227
Property, plant and equipment, net	807	804
Other assets	121	147
	$1,275	$1,279
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$8	$8
Other current liabilities	138	124
Long-term debt	795	850
Non-current liabilities for disposed operations	142	145
Other non-current liabilities	168	169
Total stockholders’ equity (deficit)	24	(17)
	$1,275	$1,279

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
June 25, 2016 (Unaudited)
(millions of dollars)

	Six Months Ended
	June 25, 2016	June 27, 2015
Cash Provided by Operating Activities:
Net income	$40	$10
Depreciation and amortization	42	42
Non-cash impairment charge	—	28
Other items to reconcile net income to cash provided by operating activities	21	9
Changes in working capital and other assets and liabilities	48	(1)
	151	88
Cash Used for Investing Activities:
Capital expenditures	(38)	(41)
Other	2	—
	(36)	(41)
Cash Used for Financing Activities:
Changes in debt	(47)	(37)
Dividends paid	(3)	(3)
	(50)	(40)
Cash and Cash Equivalents:
Change in cash and cash equivalents	65	7
Balance, beginning of year	101	66
Balance, end of period	$166	$73

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
June 25, 2016 (Unaudited)
(millions of dollars)

	Three Months Ended		Six Months Ended
EBITDA (a):	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Net Income	$19	$—	$40	$10
Depreciation and amortization	19	21	42	42
Interest expense, net	9	9	17	19
Income tax expense	11	(1)	22	4
EBITDA	$58	$29	$121	$75

Non-cash impairment charge	—	28	—	28
One-time separation and legal costs	—	(1)	—	(1)
Insurance recovery	—	(1)	—	(1)
Gain on debt extinguishment	—	—	(9)	—
Pro Forma EBITDA	$58	$55	$112	$101

(a)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. We define pro forma EBITDA as EBITDA before non-cash impairment, one-time separation and legal costs, insurance recovery and gain on debt extinguishment. EBITDA and pro forma EBITDA are not necessarily indicative of results that may be generated in future periods.

	Six Months Ended
Adjusted Free Cash Flows (b):	June 25, 2016	June 27, 2015
Cash provided by operating activities	$151	$88
Capital expenditures	(38)	(41)
Adjusted Free Cash Flows	$113	$47

(b)
We define adjusted free cash flows as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (c):	June 25, 2016	December 31, 2015
Current maturities of long-term debt	8	8
Long-term debt	795	850
Total debt	803	858
Original issue discount and debt issuance costs	9	11
Cash and cash equivalents	(166)	(101)
Adjusted net debt	646	768

(c)
We define adjusted net debt as the amount of debt after the consideration of the original issue discount and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 25, 2016 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Six Months Ended
	June 25, 2016		March 26, 2016		June 27, 2015		June 25, 2016		June 27, 2015
Pro Forma Operating Income and Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$39		$32		$8		$70		$33
Non-cash impairment charge	—		—		28		—		28
One-time separation and legal costs	—		—		(1)		—		(1)
Insurance recovery	—		—		(1)		—		(1)
Pro Forma Operating Income	$39		$32		$34		$70		$59

Net Income	$19	$0.46	$21	$0.49	$—	$(0.01)	$40	$0.95	$10	$0.24
Non-cash impairment charge	—	—	—	—	28	0.67	—	—	28	0.67
One-time separation and legal costs	—	—	—	—	(1)	(0.02)	—	—	(1)	(0.02)
Insurance recovery	—	—	—	—	(1)	(0.02)	—	—	(1)	(0.02)
Gain on debt extinguishment	—	—	(9)	(0.21)	—	—	(9)	(0.21)	—	—
Tax effects of Pro Forma adjustments	—	—	3	0.08	(10)	(0.23)	3	0.08	(10)	(0.23)
Pro Forma Net Income	$19	$0.46	$15	$0.36	$16	$0.39	$34	$0.82	$26	$0.64

(a)
Pro forma operating income is defined as operating income adjusted for non-cash impairment, one-time separation and legal costs and insurance recovery. Pro forma net income is defined as net income adjusted net of tax for non-cash impairment, one-time separation and legal costs, insurance recovery and gain on debt extinguishment. Pro forma operating income and pro forma net income are not necessarily indicative of results that may be generated in future periods.

Rayonier Advanced Materials Inc.
Selected Financial and Operating Information
June 25, 2016 (Unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Sales Volume, thousands of metric tons
Cellulose specialties	113	111	219	219
Commodity products	55	55	130	113
Total	168	166	349	332

Average Sales Price, $ per metric ton
Cellulose specialties	$1,548	$1,638	$1,551	$1,653
Commodity products	$668	$666	$675	$676

D

Rayonier Advanced Materials Inc.
Reconciliation of Guided Non-GAAP Measures
June 25, 2016 (Unaudited)
(millions of dollars, except per share information)

The following schedules include non-GAAP measures related to management’s performance expectations for the future. While we believe these forward-looking statements are reasonable when made, they are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements.
Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes; however we do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. As such, we provide reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

	Minimum	Maximum
2016 Pro Forma EBITDA Guidance	$195	$205
Gain on debt extinguishment	9	9
2016 EBITDA Guidance	204	214
Income tax expense (a)	28	32
Interest expense, net	35	35
Depreciation and amortization	90	90
2016 Net Income Guidance	$51	57

(a)	Income tax expense for the full year 2016 is based on an expected effective tax rate of approximately 36 percent.

	Minimum	Maximum
2016 Operating Cash Flows Guidance	$190	$195
Capital expenditures	90	90
2016 Adjusted Free Cash Flows Guidance	$100	105

E